Exhibit 10.25

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

IGT-LVGI BINDING TERM SHEET

This binding term sheet (“Term Sheet”) sets forth the agreement of the parties with regard to a second proposed investment transaction (“Second Investment Transaction”) between IGT (“IGT”) and Las Vegas Gaming, Inc.  (“LVGI”).

1.           Initial Payment

On the same business day as the execution of this Term Sheet, IGT shall provide to LVGI an advance of $1.5 million U.S. dollars (“The Advance”).  If the parties do not reach a signed Second Investment Agreement on or before August 15, 2009, IGT will have the option of: (1) converting its $1.5 million advance into LVGI’s Series K Convertible Preferred Stock offering (presently under way with […***…]) at a price per share of $3.25 if such offering is not completed, and at the offering price if it is completed; or (2) at the completion of the […***…] round and upon IGT’s written request, have the $1.5 million dollars paid back to IGT.  If IGT elects to convert into Series K Convertible Preferred Stock, the advance shall be converted to such shares of stock, which are equivalent to IGT’s advance when considering the closing price of that stock offering.

If LVGI is unable to complete its Series K Convertible Preferred Stock offering, as described above, prior to August 15th 2009 The Advance shall become immediately due and payable and LVGI does hereby grant a security interest in all of its present and future assets as security for such obligation.  LVGI will take all necessary actions to perfect all such security interests as soon a practicable..

2.           Second Investment Agreement

IGT and LVGI shall endeavor to enter into a Second Investment Agreement, which provides for IGT’s investment of a total of $3.0 million U.S. dollars (“Investment Funds”) in LVGI, inclusive of the advance identified in Section 1.   In exchange for the Investment Funds, LVGI will issue to IGT a single share of Series J Convertible Preferred Stock, cash dividend mandatory at 5% payable on January 1 of each calendar year, convertible into Common Stock Series A at the price that LVGI’s Series K Convertible Preferred Stock offering closes (presently under way with […***…]) at the offering price at which such transaction closes, and, if it does not close at the per share price of $3.25.  The annual dividend will be personally guaranteed by both Russ Roth, Chairman of the Board, and Bruce Shepard, Chief Financial Officer, of LVGI.  LVGI shall solely use the Investment Funds for the development of IGT sb software applications and PlayerVision® software applications.

***Confidential Treatment Requested

3.           Addendums to Prior Agreements

IGT and LVGI previously entered into an Investment Agreement, a License and Application Support Agreement (LASA), a Retrofit Agreement and an Intellectual Property Access Agreement (IPAA).  IGT and LVGI shall incorporate the following terms, in principle, into those agreements by modification or addendum thereto, as follows:

a.           (LASA – 7.2) Article 7.2 of the existing License and Application Support Agreement shall be amended to require that LVGI use its best efforts to utilize IGT’s sb Media Manager as the default infrastructure for delivery of LVGI’s PlayerVision® applications, where such is applicable and technically feasible.

b.           (LASA – 5.7) The License and Application Support Agreement shall have a new Section 5.7, which shall require LVGI to provide development support for IGTsb applications requested by IGT (“IGT Requested Applications”).  LVGI’s required support for IGT Requested Applications will be capped at […***…] of LVGI’s then available development resources.   All IGT Requested Applications developed by LVGI shall remain the property of LVGI.  The development time dedicated to IGT Requested Applications shall be billed at LVGI’s published engineering development rate, less a […***…] discount.

c.           (LASA – 6.1) Article 6.1 of the License and Application Support Agreement shall be amended so that the distribution fee identified increases from […***…] to […***…].  Of the […***…] distribution fee, IGT agrees that a minimum of […***…] and up to […***…] (i.e. no less than […***…] and up to […***…], of the […***…]) shall become paid as commissions or bonuses to its sales employees.

d.           (LASA – 6.5) The existing License and Application Support Agreement shall have a new Section 6.5 whereby LVGI grants to IGT a “most favored distributor” status such that IGT is granted the most favorable terms available on all LVGI’s software distributor rates for LVGI’s server-based applications.

e.           (IPAA – 3.03) The existing Intellectual Property Access Agreement shall have a new Section 3.03 whereby LVGI agrees that IGT shall have the right to have-initiated, coordinate, finance and assist in the prosecution, defense and enforcement of all LVGI owned Intellectual Property to which IGT has a right of first refusal.

f.           (LASA – 7.4) The existing License and Application Support Agreement shall include a new Section 7.4 whereby LVGI shall be required to escrow the source code for applications that connect to IGT systems.  IGT shall have the right to access the escrowed source code only in the event LVGI becomes insolvent.  IGT’s rights to utilize such software shall be (if released) unlimited.

4.           Timing

The signing of the Second Investment Agreement and the addendums to the Prior Agreements and the final funding is expected to occur by February 27, 2009.

***Confidential Treatment Requested

5.           Global Terms

a.           Confidentiality of any information regarding the proposed Second Investment Transaction including the existence and provision of this Term Sheet, the proposed terms and all transaction-related discussions shall be governed by the Mutual Confidential Disclosure Agreement between the parties effective on May 20, 2008.

b.           LVGI and IGT shall each bear their own fees and expenses in connection with this Term Sheet and the Second Investment Transaction.

In witness whereof, each of the undersigned has set his hand this 13th day of February 2009.

IGT	LVGI

Signed: /s/ Richard Pennington	Signed: /s/ Jon D. Berkley

Printed name: Richard Pennington	Printed name: Jon D. Berkley

Title: Executive Vice President - Corporate Strategy	Title: President and Chief Executive Officer

LVGI and Individually:

Signed: /s/ Russell R. Roth

Printed Name: Russell R. Roth

Title: Chairman of the Board

LVGI and Individually:

Signed: /s/ Bruce Shepard

Printed Name: Bruce Shepard

Title: Chief Financial Officer